CURTISS-WRIGHT CORPORATION

Policy No. 9

CONTROL AND USE OF INSIDE INFORMATION

(As Revised January 2026)

In this policy, each reference to Curtiss-Wright Corporation or the "Company" shall mean both Curtiss-Wright Corporation and its wholly-owned subsidiaries, and the word "employee" shall include each employee of Curtiss-Wright Corporation or of any of its wholly-owned subsidiaries and the members of the Curtiss Wright’s Board of Directors.

The term “inside information” includes any material non-public information relating to Curtiss-Wright Corporation, its wholly-owned subsidiaries, as well as any information relating to companies with which Curtiss-Wright has business dealings, such as an acquisition, joint venture or substantial contract award or modification by or from Curtiss-Wright.

The Insider Trading and Securities Fraud Enforcement Act of 1988 (“the Act”) enforces the legal prohibition on insider trading. The Act imposes substantial liabilities and penalties on persons who trade in securities while in possession of inside information relating to those securities or who communicate ("tip") the inside information to others. Under certain circumstances, the Act also imposes penalties on employers and supervisors of individuals who commit insider-trading violations. The Act applies to trading in Curtiss-Wright securities as well as the securities of any other company as to which Curtiss-Wright employees, directors or agents gain inside information in the course of their employment.

It is Curtiss-Wright’s policy that - - if you become aware of any inside information relating to the Company, an entity doing business with Curtiss-Wright, or an entity Curtiss-Wright is considering acquiring that has not yet been made available to the general public by press release or otherwise - - you and your family members and relatives are strictly prohibited from buying or selling Company or the entity’s stock or directly or indirectly disclosing such information to any other person who may trade in Company or the entity’s stock. This prohibition continues until the third business day following the day the Company makes such information available to the general public. It is difficult to describe exhaustively what constitutes inside information, but you should assume that any information, positive or negative, that might affect the price of Company stock or otherwise might be of significance to an investor in determining whether to purchase, sell or hold Company stock would be considered inside information. Some examples of information that would typically be considered inside information include:

•earnings information (favorable or unfavorable), including annual, quarterly or monthly financial results and guidance or projections relating to future earnings;
•material potential mergers, joint ventures or acquisitions or dispositions of a business;

•new products or services, or developments regarding clients or suppliers;
•changes in senior management of the Company; and
•pending significant litigation or a change in the status of litigation.

This list includes just a few examples of inside information and is not intended to be all-inclusive.

The Company's Code of Conduct (Policy No.1) has long prohibited employees from making use of inside Company information. The Company has adopted this additional formal procedure to prevent the misuse of inside information and re-emphasize to employees that they have an obligation not to engage in insider trading. There are no exceptions for transactions that an employee believes may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure). You should expect that any violation of this Policy Statement will result in the Company imposing serious sanctions, up to and including dismissal for cause of the person(s) involved and civil or criminal liability as mentioned above. These procedures are effective immediately and are set forth as follows:

1. Executive Officers, Assistant Officers, or Directors may not trade in Company stock at any point without clearance in advance from the Corporate General Counsel. Clearance will be granted or denied solely on the basis of whether there exists, or is expected to exist, any inside information the public release of which has not occurred, or is not expected to occur by the time of the contemplated transaction. During periods when such unreleased information exists, or when it is anticipated that unreleased information will exist at the time of the contemplated transaction, clearance for employee purchases and sales of Company stock will be withheld. In addition, purchases and sales of Curtiss-Wright Corporation stock by certain Curtiss-Wright directors and senior officers are subject to quarterly “black-out” periods, as discussed below.

2. Employees can cause serious problems for the Company and themselves by disclosing internal information about the Company without authorization, whether or not for the purpose of facilitating improper trading in the Company’s stock. It is our policy that you should not discuss internal Company matters or developments with anyone outside of the Company, except as required in your performance of regular employment duties.

4. Written and oral communications to fellow employees regarding inside information should be limited to instances in which the information transmitted is essential for the performance of their job responsibilities, i.e., where there is a "need to know". Oral communications should take place only in "secure" circumstances where they are not likely to be overheard by others, and letters, memos and other documents should be handled in a confidential manner.

5. The Company's securities transactions including the names of the companies involved are to be kept confidential. They are not to be discussed with persons who are not employees of the Company, other than brokerage or other firms acting on the Company's behalf with respect to the transactions.

6. Access to files (including computer disks or tapes) relating to inside information is to be restricted (kept under lock and key) and unnecessary records promptly destroyed by shredding.

7. Code names should be used to mask the identity of sensitive securities or other transactions or projects.

8. Access to computer (including word processor) files pertaining to Curtiss-Wright's inside information should require a password, the knowledge of which should be as limited as possible.

9. Internal written reports should, where feasible, refer in only a general way to inside information, rather than identify the specifics relating to it. Communications containing inside information should be transmitted by sealed envelope marked to indicate confidentiality and "open by addressee only" language.

10. Copies of SEC filings and other materials relating to other companies the securities of which may be purchased by the Company should be kept confidential, even though these materials may be available to the public.

BLACKOUT PERIODS

The Company has also adopted blackout periods during which certain employees identified below (“Covered Person”) are automatically barred from trading securities of the Company, except when such trades are in accordance with an individually established plan that meets the requirements of Rule 10B5-1 of the Securities Act of 1933, as amended. The blackout periods, and any exceptions thereto, are in addition to, and not in lieu of, the requirement to pre-clear trades with the General Counsel. A copy of any Rule 10B5-1 Plan established by a Covered Person for the purposes of trading the Company’s securities during a blackout period must be pre-approved by and filed with the Office of the General Counsel prior to a sale of the Company’s securities and during an open window period. Failure to file such plan with the General Counsel’s office may result in the inability of the Covered Person from effectuating trades in accordance with his or her established Rule 10B5-1 Plan.

Any Rule 10B5-1 Plan is subject to a minimum “cooling-off period” between the date a Rule 10B5-1 Plan is adopted or modified and when trading under the plan commences. With respect to Section 16 officers and directors, the applicable cooling-off period is the later of (i) 90 days after the adoption or modification of the Rule 10B5-1 Plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the Rule 10B5-1 Plan was adopted or modified, not to exceed 120 days following the adoption or modification of the Rule 10B5-1 Plan. With respect to all other employees other than the Company and Section 16 officers and directors, the applicable cooling-off period is 30 days after the adoption or modification of the Rule 10B5-1 Plan.

A modification of a Rule 10B5-1 Plan may only be made during an open trading window of the Company and for Covered Persons is subject to pre-approval by and must be filed with the Office of the General Counsel. Once a modification to a Rule 10B5-1 Plan is approved by the Office of the General Counsel, the Covered Person must observe a minimum cooling-off period as described above. However, modifications that do not change (i) the sales or purchase prices or price ranges, (ii) the amount of securities to be sold or purchased, or (iii) the timing of transactions will not trigger a new cooling-off period.

A termination of a Rule 10B5-1 Trading Plan may only be made during an open trading window of the Company and for Covered Persons is subject to preapproval by the Office of the General Counsel. Be aware that executing market transactions or adopting a new Trading Plan shortly after the termination of a Rule 10B5-1 Plan may raise concerns and weaken the affirmative defense provided by Rule 10B5-1. Accordingly, a minimum of 30 days must pass following termination of a Rule 10B5-1 Plan before executing a transaction outside of such Rule 10B5-1 Plan or adopting a new Rule 10B5-1 Plan.

Any person who adopts or modifies a Rule 10B5-1 Plan may not have more than one Rule 10B5-1 Plan for open market purchases or sales of Company securities, except for plans or modifications solely to authorize an agent to sell only enough securities as are necessary to satisfy applicable tax withholding obligations arising exclusively from the vesting of a compensatory award, and the person does not otherwise exercise control over the timing of such sales; provided, however, that a person may have a series of separate contracts with different broker-dealers to execute trades pursuant to a single Rule 10B5-1 Plan, and a person may maintain two separate Rule 10B5-1 Plans for open market purchases or sales, if trading under the later plan is not authorized to begin until after all trades under the earlier commencing plan are completed or expire without execution. Further, during any twelve-month period, a person is limited to one “single-trade plan” which is designed to affect an open market purchase or sale of the total amount of securities subject to the Rule 10B5-1 Plan in a single transaction; provided, however, that a Rule 10B5-1 Plan will not be treated as a “single-trade plan” if it grants discretion to a persons’ agent over whether to execute the plan through a single transaction.

A Rule 10B5-1 plan must be entered into in good faith, which means that the Covered Person cannot establish a plan to facilitate trading of the Company’s stock based on inside information. A Covered Person may face insider trading allegations where the plan is established, modified or terminated shortly before (30 to 60 days) or otherwise in anticipation of the occurrence of a material Company event.
The following are “Covered Persons” who are subject to the Quarterly Blackout Periods:
• Directors, executive officers and assistant officers of Company;
• Divisional Vice-President/General Managers;
• Members of Company’s legal department;
• All individuals reporting directly to the CEO and CFO;
• The Divisional Controllers;
• The Financial Planning & Analysis group reporting to the Corporate Controller;
• The Corporate M&A Group; and
• Director of Tax

• Anyone in possession of material nonpublic information.
• Family members or others living in the same household, family members whose transactions in Company securities are directed by, or are subject to the influence or control of, the individuals listed above, and any entities that the individuals listed above influence or control.

The blackout periods are limited to those periods during which it would be difficult to prove that Company insiders are not in possession of insider information, whether or not they in fact are in possession of such information. The black-out period begins two weeks before the end of each fiscal quarter and ends on (and includes) the second business date after the Company's earnings are released to the public. Once you have entered a Blackout period, you will not be allowed to trade until the Blackout period closes regardless of employment status. Blackout dates are subject to change from time to time at the discretion of the Company's Board of Directors. In addition to the usual quarterly blackout periods, a special blackout may be implemented at other times, such as during the pendency of certain Company transactions or when some other extraordinary Company event is pending.

There are very limited exceptions to quarterly or special blackout periods, such as the vesting of restricted or performance stock. Exceptions shall be considered on a case by case basis by the General Counsel. You should consult the Company’s General Counsel for further guidance if you believe an exception applies to you, and a person wishing to act under such an exception must request authorization from the Company’s General Counsel.

The restrictions set forth in this Policy will apply to any securities account in the name of the employee and to any account over which the employee has control or in which the employee has a beneficial interest. It is presumed, for purposes of this Policy Statement, that an employee has control over the account of the employee's spouse, minor children or other person residing with the employee or to whose support the employee contributes.

The following are special applications of the insider trading prohibition to transactions under Company benefit plans:
Long Term Incentive Plan Grants. During Blackout Periods, the Company does not permit the sale of vesting restricted or performance equity awards by Covered Persons except in the case of a sell to cover program initiated by the Company to pay individual tax obligations on the vesting award or as described above.

401(k) Plan. The insider trading blackout policy does not apply to any transactions in the Company’s 401(k) plan related to the purchase and sale of Company stock. However, the prohibition and blackout policy do apply to (a) an election to begin or terminate investing in Company stock through a brokerage account of the 401(k) plan, (b) an election to increase or decrease the percentage of your periodic contributions that will be allocated to Company stock, (c) an election to make an intra-plan transfer of an existing account balance into or out of Company stock, (d) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock and (e) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to Company stock.
Employee Stock Purchase Plan. The insider trading, pre-clearance and blackout policies do not apply to purchases of Company stock under the Company’s Employee Stock Purchase Plan resulting from your periodic contribution of money to the Plan through payroll deductions pursuant to your previously made election. However, the policies do apply to the following: (a) an election to participate or terminate participation in the Plan or to increase or decrease your level of participation in the Plan, in each case other than during the annual enrollment period for the Plan, and (b) sales of Company stock purchased pursuant to the Plan.

INDIVIDUAL RESPONSIBILITY

Employees subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not trade in Company securities (or the securities of another firm) while in possession of material nonpublic information. In all cases, the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with you, and any action on the part of the Company, the General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. If you violate this Policy, the Company may take disciplinary action, including dismissal for cause. You may also be subject to severe legal penalties under applicable securities laws.

The General Counsel of Curtiss-Wright has overall responsibility for monitoring compliance with the procedures set forth in this Policy Statement. Questions regarding the applicability or interpretation of these procedures should be directed to him. Moreover, any violations of the procedures should be promptly brought to the attention of the General Counsel, who may be contacted at 400 Interpace Parkway, Building D, First Floor, Parsippany, New Jersey 07054. Phone: (973) 541-3753.